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                                                                    Exhibit L(2)

                               PURCHASE AGREEMENT

                  Warburg, Pincus Growth & Income Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Warburg, Pincus Counsellors, Inc. ("Warburg") hereby agree as follows:

                  1. The Fund offers Warburg and Warburg hereby purchases two shares of common stock of the Fund, including one share of common stock and one share designated an "Advisor Share," each having a par value $.001 per share (the "Shares") at a price of $10.00 per share (the "Initial Shares"). Warburg hereby acknowledges receipt of certificates representing the Initial Shares and the Fund hereby acknowledges receipt from Warburg of $20.00 in full payment for the Initial Shares.

                  2. Warburg agrees that if any holder of the Initial Shares redeems a Share before five years after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational expenses. The parties hereby acknowledge that any Shares acquired by Warburg other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Fund.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the 28th day of February, 1996.

                                            WARBURG, PINCUS GROWTH & INCOME
                                            FUND, INC.


                                            By: /s/ Eugene L. Podsialdo
                                                -----------------------
                                            Name: Eugene L. Podsialdo
                                            Title: Senior Vice President
ATTEST: /s/Karen Amato
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                                            WARBURG, PINCUS COUNSELLORS, INC.


                                            By:/s/Eugene P. Grace
                                               ------------------
                                            Name: Eugene P. Grace
                                            Title: Vice President

ATTEST: /s/Maryann Maglia
        -----------------